UNITED STATES
SECURITIESANDEXCHANGECOMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	June 22, 2006

NANO-PROPRIETARY, INC.
(Exact name of registrant as specified in its charter)

TEXAS	1-11602	76-0273345
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3006 Longhorn Boulevard, Suite 107, Austin, Texas	78758
(Address of principal executive offices)	(Zip Code)

(512) 339 - 5020
Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

Effective June 22, 2006, Electronic Billboard Technology, Inc., a subsidiary of Nano-Proprietary, Inc. sold its intellectual property in two simultaneous transactions. In the first transaction, EBT sold its patent covering a system and method for selling advertising space on electronic billboards over the internet, as well as related continuations, foreign filings, and related applications. EBT received initial consideration of $1,000,000 and the right to royalties based on a percentage of revenue generated by a package of patents owned by Novus Partners, LLC.

In the second transaction, EBT sold its remaining intellectual property to Novus Displays, LLC, a newly formed entity which is owned by Novus Communication Technologies, Inc. In exchange for this intellectual property, EBT received initial consideration of $500,000 and a 25% ownership interest in Novus Displays. Novus Displays was formed to acquire and commercialize EBT’s intellectual property. A portion of the intellectual property sold by EBT included a patent assigned from Advanced Technology Incubator, Inc. (“ATI”), a corporation owned by Nano-Proprietary’s Chief Operating Officer, Dr. Zvi Yaniv. This patent was controlled by EBT, but included future contingent obligations to ATI under certain conditions. To satisfy these obligations, ATI received a 5% ownership interest in Novus Displays, LLC in addition to the 25% received by EBT. ATI also received $400,000 in Nano-Proprietary common stock in this transaction.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits:

10.1	Asset Purchase Agreement between Novus Communication Technologies, Inc., Novus Displays, LLC, Electronic Billboard Technology, Inc., and Nano-Proprietary, Inc.

10.2	Asset Purchase Agreement between Novus Communication Technologies, Inc., Electronic Billboard, Technology, Inc., and Nano-Proprietary, Inc.

99.1	Press release dated June 27, 2006.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nano-Proprietary, Inc.

By: /s/ Douglas P. Baker
Date: June 27, 2006	Douglas P. Baker Chief Financial Officer